Catalytica Energy Systems Reports Significantly Improved Financial Results for the Second Quarter and First Six Months of 2006; Raises Full-Year Guidance

Backlog for SCR Services Business Reaches $3.8 Million

GILBERT, AZ -- 08/10/2006 -- Catalytica Energy Systems, Inc. (NASDAQ: CESI), a provider of innovative emissions solutions for the power generation and transportation industries, today reported financial results for the second quarter and six months ended June 30, 2006, including robust revenue growth in its SCR services business and a significant improvement in total cash usage.

Total revenues for the second quarter of 2006 grew 26% to $957,000, from total revenues of $762,000 in the same period of the prior year. Revenues during the most recent quarter were comprised entirely of sales from the Company's SCR catalyst and management services business (SCR-Tech). Total costs and expenses for the quarter decreased to a historical low of $4,055,000, from $4,416,000 reported in the second quarter last year, reflecting the benefit of cost reduction activities initiated by the Company during the second half of 2005. The combination of revenue growth and reduced operating expenses contributed to a 17% improvement in net loss for the quarter of $2,890,000, or a loss of $0.16 per share, compared with $3,490,000, or a loss of $0.19 per share, in the same quarter last year.

Total consumption of cash, cash equivalents and short-term investments (collectively referred to as "cash") during the quarter decreased 64% to $846,000, from $2,336,000 in the second quarter of 2005. Cash consumption during the most recent quarter was favorably impacted by the Company's continued progress in maintaining a streamlined cost structure throughout the organization and the collection of outstanding receivables generated by increased sales.

Total revenues for the six months ended June 30, 2006 grew 91% to $3,936,000, from total revenues of $2,061,000 in the corresponding period of the prior year. The significant growth in revenues was driven by increased sales of SCR catalyst and management services, which accounted for all of the Company's revenues during the first half of 2006. Net loss in the first six months of 2006 was $4,615,000, or a loss of $0.25 per share, a 34% improvement over a net loss of $7,028,000, or a loss of $0.39 per share, in the first half of 2005.

Total cash consumption for the six months ended June 30, 2006 was $3,601,000, down 38% from $5,792,000 in the same period last year. At June 30, 2006, the Company's cash position totaled $17,731,000.

"Our restructuring and cost-reduction activities initiated last September, together with a re-positioning of our SCR-Tech business over the past year, has enabled solid progress toward our three primary objectives outlined at the beginning of the year -- driving the business commercially, value creation and sustainability," stated Rob Zack, president and CEO of Catalytica Energy Systems. "Our sharpened focus and improved operating cost structure have both strengthened our ability to capitalize on near-term revenue opportunities and positioned us to achieve a considerable reduction in cash consumption this year, as demonstrated by our significantly improved financial performance in the first half of 2006.

"We are especially pleased with the performance of our SCR-Tech business, and the exciting growth prospects we see ahead in the developing market for SCR services. Sales activity at SCR-Tech continues to strengthen. In fact, just last month we secured our largest order to date -- totaling $1.9 million -- and we continue to pursue a growing number of new order prospects."

Improved 2006 Financial Outlook

Based upon a continued increase in sales activity at SCR-Tech, Catalytica Energy Systems anticipates that its full-year revenues will exceed prior expectations. Accordingly, full-year revenues are now projected to range from $6.0 to $7.0 million, compared with the Company's previous guidance for full-year revenues in the range of $5.5 to $6.5 million. This revised guidance is subject to, and could be affected by, the timing associated with completing various projects.

Catalytica Energy Systems also expects to achieve significant improvements in its full-year cash usage. Based upon its expectations for increased revenues and collection of receivables, combined with the net cash proceeds from the recent sale of its Arizona facility, and the prospects for closing a sale of its Xonon Cool Combustion® technology and related gas turbine assets, the Company is now projecting full-year cash consumption in the range of $4.5 to $6.0 million, down from its previous guidance for total cash consumption in the range of $7.0 to $9.0 million.

Business Updates

Catalytica Energy Systems' SCR-Tech business continues to make solid progress in penetrating the developing market for SCR catalyst services and securing new business. The backlog for SCR catalyst and management services at July 31, 2006 reached a record high of $3.8 million. We define backlog as firm purchase orders and deferred revenue expected to be recognized as revenue within 18 months.

With respect to Catalytica Energy Systems' development of emissions control solutions for new, over-the-road diesel engine applications, demonstration projects and test activities are ongoing with leading diesel industry companies and with a government agency evaluating the Company's technology as a prospect for meeting impending diesel emissions regulations in the U.S. and Japan.

Mr. Zack commented, "Recognizing that we do not have the capital or the resources necessary to commercialize a fully integrated emissions reduction product for the diesel market on our own, we have continued to stress the importance of solidifying partnerships within the diesel industry for the success of our technology in the marketplace. We previously indicated that without firm diesel industry commitments or other strategic alternatives by mid-year, we would consider downsizing or discontinuing our development efforts in this area. Mid-year is now upon us, and we are currently in the process of evaluating the various opportunities and alternatives before us. We expect to announce further developments on this front within the next several months."

Other Recent Developments

In July, Catalytica Energy Systems announced the signing of a definitive agreement for the sale of its Xonon Cool Combustion technology and associated gas turbine assets to Kawasaki Heavy Industries, Ltd. for $2.1 million. This transaction is expected to be completed during the third quarter, subject to customary closing conditions, the delivery of assets and the securing of certain consents from government agencies. Catalytica Energy Systems expects to receive approximately $1.9 million in net cash proceeds from the sale.

Also in July, Catalytica Energy Systems completed the sale of its Gilbert, Arizona headquarters facility for $4,815,000. The Company also received additional payments totaling $25,000 for the sale of certain personal property. After reimbursement of the loan securing the building, payment of its share of various closing costs, related expenses and real estate commissions, and base rent to lease space at the facility through October 2006, Catalytica Energy Systems received net cash proceeds from the sale of approximately $1.85 million and recorded a gain of $660,000. The Company expects to relocate its corporate headquarters to a smaller site in the Phoenix metropolitan area by the end of October.

Catalytica Energy Systems will host a conference call and webcast today, Thursday, August 10, 2006, at 4:45 PM Eastern Time (1:45 PM Pacific Time) to discuss its financial results along with an update on the business and its outlook for the remainder of 2006. Interested parties are invited to listen to the call over the Internet by accessing the Company's website at www.CatalyticaEnergy.com. Webcast participants should allot extra time before the webcast begins to register, and, if necessary, download and install audio software. Alternatively, interested parties may access the call by dialing 1-866-202-3048 (1-617-213-8843 for international callers), using passcode 24864075. An archived version of the webcast will be available for replay on the Company's website beginning approximately two hours following the conclusion of the live call and continuing for a period of 30 days. A replay of the call will also be available via telephone through August 17, 2006. To access the replay, dial 1-888-286-8010 ( 1-617-801-6888 for international callers), using passcode 78914601.

About Catalytica Energy Systems

Catalytica Energy Systems provides innovative products and services to meet the growing demand for emissions control solutions in the power generation and transportation industries. Through its SCR-Tech subsidiary (www.SCR-Tech.com), the Company offers a variety of services for coal-fired power plants using selective catalytic reduction (SCR) systems to reduce nitrogen oxides (NOx) emissions. These services include SCR catalyst management, cleaning and regeneration, as well as consulting services to help power plant operators optimize efficiency and reduce overall NOx compliance costs. Catalytica Energy Systems' other business activities include the design, development and manufacture of advanced products based on its proprietary catalyst and fuel processing technologies to offer cost-effective solutions for reducing emissions from combustion-related applications. The Company's Xonon® Diesel Fuel Processing technology is designed to facilitate a significant reduction in particulate matter and NOx emissions from mobile and stationary diesel engines by improving the performance of diesel particulate filters and NOx adsorber catalyst systems. Find Catalytica Energy Systems on the Worldwide Web at www.CatalyticaEnergy.com.

This news release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created therein. These statements include, but are not limited to, those regarding Catalytica Energy Systems' improved financial outlook for 2006, including the Company's financial projections with respect to revenues and cash usage; the prospects for revenue growth and a significant reduction in cash consumption as compared to its 2005 financial performance; the Company's ability to capitalize on near-term revenue opportunities; the Company's ability to maintain a reduced cost structure throughout the organization and realize prospective new order opportunities associated with its SCR services business; the Company's progress in repositioning its SCR-Tech business and its ability to penetrate the developing market for SCR catalyst services; the ability of SCR-Tech to maintain a recent increase in sales activity and to secure new business; the Company's ongoing restructuring and cost reduction initiatives and its ability to further streamline its operations, drive the business commercially, build additional value in the business, and improve sustainability; the Company's belief that its strategic restructuring initiatives offer the greatest return on investment; the development and performance of, and technical advances in, the Company's diesel emissions reduction products; the Company's continuing test activities and demonstration projects with leading diesel industry companies and a government agency evaluating its diesel fuel processing technology as a prospect for meeting impending U.S. and Japanese diesel emissions regulations; the prospects and timing associated with securing product development partnerships, funding commitments and commercial market channels associated with the Company's diesel emissions control solutions; the prospects and timing associated with the Company's plans to evaluate strategic opportunities and alternatives for its diesel emissions reduction business; the Company's plans and timing associated with relocating its corporate headquarters to a smaller site in the Phoenix metropolitan area; and the prospects, timing and anticipated net proceeds and gain associated with the pending sale of its Xonon Cool Combustion technology and associated gas turbine assets. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, among others, the risks associated with the development, generally, of the Company's overall strategic objectives; the ability of the Company to improve sustainability, build additional value in its business and achieve its revenue growth and cash consumption reduction goals; the risk that the Company's cash consumption reduction goals may impair its ability to develop products, remain competitive and operate effectively; possible fluctuations in economic conditions affecting the markets for the Company's products and services; the risk that a market may not develop or be maintained for the Company's products and services; the existence of unanticipated technical, commercial or other setbacks related to the Company's emissions reduction solutions for diesel engines that could result in termination of one or more of its product development efforts; unanticipated events that could impact the Company's ability to manage the SCR-Tech business; difficulties or delays in strengthening SCR-Tech's sales and marketing activities or in executing SCR-Tech's business strategy; changes in the environmental requirements relating to certain emissions; the uncertainty of marketing, project development and installation timelines and regulatory review outcomes; the possibility that the Company may be unable to maintain current or develop future strategic relationships for its products and services, including with OEMs, other strategic partners, and utility customers; the possibility that an OEM or other strategic partner could decide not to pursue development or commercialization of its products, which could negatively and adversely impact our business or results of operations; and the other risks set forth in the Company's most recent Form 10-K and subsequent Forms 10-Q filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances occurring after the date of this release.

Editor's Note: Xonon and Xonon Cool Combustion are registered trademarks of Catalytica Energy Systems, Inc., Gilbert, AZ, USA

Catalytica Energy Systems, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

                            Three Months Ended        Six Months Ended
                         ------------------------ ------------------------
                                  June 30,                June 30,
                        ------------------------  ------------------------
                            2006         2005         2006         2005
                        -----------  -----------  -----------  -----------

Total Revenues          $       957  $       762  $     3,936  $     2,061

Costs and expenses:
  Cost of revenues              845        1,192        2,415        2,362
  Research and
   development                1,443        1,633        3,063        3,681
  Selling, general and
   administrative             1,767        1,591        3,838        3,450
                        -----------  -----------  -----------  -----------
Total costs and
 expenses                     4,055        4,416        9,316        9,493
                        -----------  -----------  -----------  -----------

  Operating loss             (3,098)      (3,654)      (5,380)      (7,432)

Interest and other
 income, net                    208          164          765          404
                        -----------  -----------  -----------  -----------

  Net loss              $    (2,890) $    (3,490) $    (4,615) $    (7,028)
                        ===========  ===========  ===========  ===========

Basic and diluted net
 loss per share         $     (0.16) $     (0.19) $     (0.25) $     (0.39)
                        ===========  ===========  ===========  ===========

Weighted average
 shares used in
 computing net loss
 per share                   18,171       17,996       18,164       17,963
                        ===========  ===========  ===========  ===========

Catalytica Energy Systems, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

                                   June 30,   December 31,
                                     2006         2005
                                 ------------ ------------
                                 (unaudited)
ASSETS:

  Cash, cash equivalents and
   short-term investments        $     17,731 $     21,332
  Accounts receivable, net                514        1,434
  Inventory                               780          986
  Other current assets                    327          652
                                 ------------ ------------
     Total current assets              19,352       24,404

  Property and equipment, net           1,722        5,983
  Goodwill                              4,257        4,257
  Land and building held for sale,
   net                                  3,887           --
  Other intangible assets, net          1,324        1,411
  Other assets                            289          290
                                 ------------ ------------
      Total assets               $     30,831 $     36,345
                                 ============ ============

LIABILITIES AND STOCKHOLDERS'
 EQUITY:

   Accounts payable and accrued
    liabilities                  $      3,195 $      4,249
   Current portion of long-term
    debt                                   48           47
                                 ------------ ------------
      Total current
       liabilities                      3,243        4,296

   Long-term debt and other
    long-term liabilities               2,977        3,004

   Stockholders' equity                24,611       29,045
                                 ------------ ------------
      Total liabilities and
        stockholders' equity     $     30,831 $     36,345
                                 ============ ============

CONTACT:
Megan Meloni
Investor Relations
(650) 940-6253